EXHIBIT 3.7
FIRST AMENDMENT
TO THE
BYLAWS
OF
MILAGRO MEZZ, INC.
     This first amendment (this “Amendment”) to the bylaws (the “Bylaws”) of Milagro Mezz, Inc. (the “Company”) is made and entered into effective as of August 18, 2010 (the “Effective Date”).
WITNESSETH:
     WHEREAS, Section 7.1(iv) of the Bylaws requires all stock certificates issued by the Company be signed by the president and by the treasurer or the secretary;
     WHEREAS, Section 9.6 of the Bylaws allows the Board to adopt amendments to the Bylaws; and
     WHEREAS, the Board desires to amend Section 7.1(iv) of the Bylaws to also allow vice president to sign stock certificates on behalf of the Company.
     NOW, THEREFORE, the members of the Board hereby agree as follows:
     1. As of the Effective Date, Section 7.1(iv) of the Bylaws is amended to read as follows: “be signed by the president or any vice president and by the treasurer or the secretary.”
     2. Any required notices, meetings or consents that are necessary to make an amendment to the Bylaws are hereby waived or satisfied.
     3. Except as specifically modified hereby, the Bylaws shall remain in full force and effect, and are hereby ratified and confirmed.
     4. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Amendment, and any of the parties to this Amendment may execute this Amendment by signing any of the counterparts. Any counterpart of this Amendment may be executed via facsimile transmission.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above by the members of the Company’s board of directors.

BOARD OF DIRECTORS:

/s/ Jonathan Ginns Jonathan Ginns

/s/ Mo Bawa Mo Bawa

/s/ Tim Murray Tim Murray

/s/ Adam Cohn Adam Cohn